UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the reverse merger transaction (the “Recapitalization” or the “Reverse Merger”) between Creative Medical Technologies, Inc., (a Nevada corporation) (“CMT”), Jolley Marketing, Inc. (a Nevada corporation) (“JLLM”), Jolley Acquisition Corp. (a Nevada corporation, wholly owned by Jolley Marketing, Inc.), (“Merger Sub”) and Steven L. White, an individual residing in Utah (“Shareholder”).

The “Historical” Financial Statements included in the attached Pro Forma combined financial statements include:

1.

The audited February 29, 2016 Balance Sheet and the audited Statement of Operations for the period from December 30, 2015 (inception) through February 29, 2016 of Creative Medical Technologies, Inc.; and

2.

The audited Balance Sheet and Statement of Operations of JLLM as presented in the Company’s December 31, 2015 Form 10-K.

The Reverse Merger was completed via merging Merger Sub into CMT, and CMT, as the surviving corporation, became a wholly-owned subsidiary of JLLM.   As of the closing of the transaction, the transaction is accounted for as a recapitalization of JLLM as follows:

a.

CMT advanced $25,000 for payment of accounts payable outstanding at closing;

b.

JLLM exchanged 97,000,000 newly issued shares of common stock of JLLM for all CMT outstanding common stock (at the ratio of 6.4666666 shares of JLLM common stock for each share of CMT);

c.

JLLM cancelled 15,100,000 shares of common stock outstanding;

d.

the owners and management of CMT have voting and operating control of JLLM after the Reverse Merge; and

e.

JLLM is non-operating and in the development stage.

The unaudited pro forma combined financial statements presented below are prepared using recapitalization accounting for the Reverse Merger. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Reverse Merger are described in the accompanying unaudited notes presented on the following pages.  The financial statements of JLLM included in the following unaudited pro forma combined financial statements are derived from the audited financial statements of JLLM for the year ended December 31, 2015.  The unaudited pro forma combined balance sheet is prepared as though the Reverse Merger occurred at the close of business on December 31, 2015. The unaudited pro forma combined statements of operations give effect to the Reverse Merger as though it occurred on January 1, 2015.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had CMT and JLLM been a combined company during the specified periods.  The unaudited pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of JLLM included in the Form 10-K and the historical unaudited financial statements of JLLM included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2016.

JOLLEY MARKETING, INC.
PRO FORMA COMBINED BALANCE SHEET
December 31, 2015
(unaudited)
	Creative Medical Technologies, Inc. (Historical)	Jolley Marketing, Inc. (Historical)	Pro Forma Adjustments	Adjustment Explanatory Footnote		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$28,315	$216	25,000	a.	$
			(20,000)	a.
			(5,000)	c.		28,531
Total current assets	28,315	216
Total Assets	$28,315	$216	-			$28,531

Liabilities and Stockholders' Deficit
Current liabilities
Cash advances - related party	$600	$-				$600
Accounts payable	10,363	17,079	(20,000)	a.		7,442
Notes payable and accrued interest - related party	-	140,741	25,000	a.		165,741
Contractual obligation for license costs	1,800	-				1,800
Management fee payable - related party	73,000	-				73,000
Total current liabilities	85,763	157,820				248,583
Long-term liabilities
Notes payable - related party	-	26,200				26,200
Total liabilities	85,763	184,020				274,783

Stockholders' Deficit
Preferred stock	-	-
Common stock	50,000	18,114	97,000	b.
			(15,100)	c. and d.
			(50,000)	b.		100,014
Capital in excess of par value	-	154,181	(47,000)	b.
			10,100	c. and d.
			(356,099)	e.		(238,818)
Retained deficit	(107,448)	(356,099)	356,099	e.		(107,448)

Total stockholders' deficit	(57,448)	(183,804)				(246,252)

Total Liabilities and Stockholders' Deficit	$28,315	$216	-			$28,531

See Notes and Assumptions to Pro Forma Combined Financial Statements

JOLLEY MARKETING, INC.
PRO FORMA COMBINED INCOME STATEMENT
December 31, 2015
(unaudited)
	Creative Medical Technologies, Inc. (Historical)	Jolley Marketing, Inc. (Historical)	Pro Forma Adjustments	Adjustment Explanatory Footnote	Pro Forma Combined

REVENUE	$-	-			$-

OPERATING EXPENSES

Research and development	3,864	-			3,864
Royalty expense - license fees	7,300	-			7,300
Organization, start-up costs	18,791	-			18,791
General and administrative	4,493	20,831			25,324
Management expense - related party	73,000	-			73,000

Total Operating Expenses	107,448	20,831	-		128,279

Net Operating Loss	(107,448)	(20,831)	-		(128,279)

NET LOSS	$(107,448)	(20,831)	-		$(128,279)

BASIC AND DILUTED LOSS PER SHARE				f.	$(0.001)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING				g. and h.	100,013,750

See Notes and Assumptions to Pro Forma Combined Financial Statements

CREATIVE TECHNOLOGIES, INC.

NOTES AND ASSUMPTIONS TO PRO FORMA COMBINED FINANCIAL STATEMENTS

(unaudited)

a.

Pursuant to the merger agreement, JLLM received $25,000 of proceeds in exchange for a promissory note payable, dated May 18, 2016.  The note payable accrues interest at 8.0%.  The interest and principal are due on or before May 18, 2018.  The proceeds, received from the parent corporation of CMT included approximately $13,226 received subsequent to the historical balance sheet and prior to the reverse merger with the balance of approximately $11,774 received as part of the closing of the reverse merger on May 18, 2016.

b.

To adjust JLLM stockholders’ equity (deficiency) accounts to reflect the effects of the recapitalization, including the conversion of all outstanding common shares of CMT into 97,000,000 shares of JLLM at par value $0.001 per share.

c.

Following the closing, JLLM purchased 15,100,000 shares of its common stock from a shareholder for $5,000.

d.

Immediately following the purchase of 15,100,000 shares of common stock acquired in c. above, Company cancelled all shares acquired;

e.

To close out retained earnings being eliminated in the acquired company

f.

Pro forma basic and diluted loss per common share is based on the weighted average number of common shares which would have been outstanding during the period if the recapitalization had occurred at January 1, 2015, and reflects the exchange of the common stock of CMT for common stock of JLLM;

g.

No shares of preferred stock were included as there was no preferred stock outstanding before or subsequent to the recapitalization;

h.

Pro forma weighted average shares include the retention of 3,013,750 shares of common stock by prior shareholders of JLLM as if such shares were issued on January 1, 2015.

The unaudited pro forma combined financial statements do not include any adjustment for non-recurring costs incurred or to be incurred after December 31, 2015 by both CMT and JLLM to consummate the Reverse Merger, except as noted above.  Merger costs include fees payable for legal fees, accounting fees, transfer agent and filing fees.  Such costs will be expensed as incurred.